Zaid Ibrahim & Co
In association with KPMG Law

Advocates & Solicitors
Notary Public

Zaid Ibrahim & Co
Level 19 Menara Milenium
Jalan Damanlela
Pusat Bandar Damansara
50490 Kuala Lumpur Malaysia
t. +603 2087 9999, f. +603 2094 4888/4466
w. www.ziclegal.com

Your reference:
Our reference: 20224874/CLW

Date: 27 March 2023

BY EMAIL
Cytomed Therapeutics Limited
1 Commonwealth Lane,
#08-22, One Commonwealth,
Singapore 149544

Attention: Board of Directors

Dear Sirs

Cytomed Therapeutics Limited (the "Company") – Registration Statement on Form F-1, as amended, of the Company

1. Introduction

1.1 We, Zaid Ibrahim & Co, are duly qualified to practise law within Malaysia and authorised by Bar Council of Malaysia to practise and issue legal opinions with regard to laws and regulations of Malaysia effective as at the date hereof. Such qualification and authorisation have not been revoked, suspended, restricted or limited in any manner or whatsoever. Therefore, we are duly qualified and authorised to render this legal opinion ("**Opinion**")

1.2 We act as the legal adviser on Malaysian law to Cytomed Therapeutics Limited (Company Registration No. 201808327H) in relation to the legal due diligence examination on CytoMed Therapeutics (Malaysia) Sdn. Bhd. (Company Registration No. 201301044786 (1074609-M)) ("**CytoMed Malaysia**").

1.3 This Opinion is based on the relevant comments, notes and conclusions in the legal due diligence report in respect of Cytomed Malaysia ("**Due Diligence Report**"). The Due Diligence Report is dated 31 December 2022 ('**Cut-Off Date**").

1.4 We refer to the Registration Statement on Form F-1, including all amendments or supplements thereto (Registration Statement No. 333-268456), initially filed on November 18, 2022 by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended ("**Registration Statement**"), of: (a) up to 2,412,369 ordinary shares in the Company ("**Ordinary Shares**") for sale to the public by the Company, and (b) up to 361,855 Ordinary Shares which may be purchased by The Benchmark Company, LLC (being the underwriter) pursuant to an option to purchase

additional Ordinary Shares granted by the Company, pursuant to an underwriting agreement filed as Exhibit 1.1 to the Registration Statement (the foregoing offering of shares, collectively the "**Offering**").

2. Documents examined

2.1 For the purpose of this Opinion, we have examined and relied upon copies of the following documents (collectively, the "**Documents**"):

(a) a copy of the results of company search conducted on CytoMed Malaysia at the Companies Commission of Malaysia ("**CCM**") on 27 March 2023;

(b) a copy of the results of winding-up order search conducted on CytoMed Malaysia on the website of the Department of Insolvency ("**DOI**") on 27 March 2023;

(c) documents referred to in our Due Diligence Report;

(d) a copy of the Registration Statement;

(e) a copy of the constitution of CytoMed Malaysia ("**Constitution**");

(f) a copy of the certificate of incorporation of CytoMed Malaysia dated 18 December 2013 issued by the CCM;

(g) a copy of the certificate of incorporation on change of name of CytoMed Malaysia dated 11 June 2018 issued by the CCM; and

(h) such other documents as we have considered necessary or desirable to examine in order that we may render this Opinion.

2.2 Save as expressly provided in paragraph 5 of this Opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this Opinion.

3. Assumptions

3.1 For the purposes of the opinions expressed herein, we have assumed:

(a) the genuineness of all signatures, seals and chops on the Documents submitted to us;

(b) the authenticity of the Documents submitted to us as originals and the conformity to the originals of the Documents submitted to us as copies;

(c) that the Documents which are submitted to us are true, complete and correct, and that the contents thereof are true, correct and complete, and unless otherwise indicated, have not been amended, supplemented, terminated, rescinded or declared null and void since the date of their execution or issuance;

(d) that each of the Documents governed by laws other than the laws of Malaysia is in proper legal form and legal, valid and enforceable in accordance with its terms, under the foreign law in question by which it is expressed to be governed and that insofar as any obligation under any Documents are to be performed in any jurisdiction outside Malaysia, its performance will not be illegal or ineffective by virtue of the law of that or those jurisdictions;

(e) that there have not been any changes to the composition of the board of directors or shareholders of CytoMed Malaysia which are not reflected in the Documents, and which would affect the due authorisation or due execution of any Documents;

(f) that there are no provisions of the laws of any jurisdiction (other than Malaysia) which may be contravened by the execution or delivery of the Documents and that, insofar as any obligation expressed to be incurred or performed under the Documents fails to be performed in or is otherwise subject to the laws of any jurisdiction other than Malaysia, its performance will not be illegal by virtue of the laws of that jurisdiction;

(g) the governmental authorisations, licenses, permits, certificates, registrations, and approvals relating to business activities of CytoMed Malaysia have been obtained by CytoMed Malaysia, and the mandatory registrations, report and notifications which were made, served, delivered by CytoMed Malaysia to the relevant government authorities (including those described in the Due Diligence Report) have been duly authorised, executed and delivered by the relevant competent authorities and have not been revoked, terminated, cancelled, amended or declared null or void;

(h) that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency in jurisdictions other than Malaysia and all other requirements for the legality, validity and enforceability of each of the Documents in jurisdictions other than Malaysia have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i) that the execution and delivery by CytoMed Malaysia and the performance of their obligations under the Documents to which it is a party do not contravene any provision of the laws of any jurisdiction (other than Malaysia) to which Cytomed Malaysia or any of their assets are subject and no consent, approval, authorisation or order of or qualification with any governmental body or agency outside Malaysia is required for the performance by CytoMed Malaysia of its obligations under the transaction documents to which it is a party;

(j) the records at the CCM and DOI available to be searched are not necessarily complete or up to date. In particular, searches are incapable of revealing whether winding-up petitions have been presented. Furthermore, a notice of winding-up order, resolution passed for the winding-up or notice of the appointment of a receiver or particulars of any encumbrance, charge or interest submitted for registration before or at the time of a search may not have been recorded at the CCM or DOI immediately and therefore would not be revealed from the search notwithstanding that the filing date would be the date of submission or registration. In addition, documents that have been lodged prior to our search may not have appeared on the file at the CCM or DOI or may have been suspended pending query by the appropriate authority;

(k) that the Constitution has been properly passed, that the contents thereof are correct and complete, and that there were no legal

issues in the incorporation (not appearing on the face of the Constitution) on the basis of which a court might dissolve CytoMed Malaysia;

(l) that there are no other documents which may affect our Opinion which have not been provided to us; and

(m) the information disclosed by the company and winding-up searches dated 27 March 2023 conducted by us in the CCM and the DOI is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the searches.

3.2 The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this Opinion). No assumption specified above is limited by reference to any other assumption.

4. Opinion

4.1 Based on our review of the Documents and subject to the assumptions set out above and the qualifications set out below, and with due regard to the laws and regulations prevailing in Malaysia and based on such review only, we are of the opinion that so far as the laws of Malaysia are concerned:

(a) CytoMed Malaysia has been duly incorporated and is validly existing as a legal entity with limited liability under the laws of Malaysia, having the full capacity, power and authority to enter into legally binding and enforceable contracts and undertakings and to sue or be sued in its own name under the laws of Malaysia.

(b) After due and reasonable inquiry, all statements set forth in the Registration Statement under the captions “Regulation” and “Risks Related to Investments In Singapore Companies”, insofar as the purpose to describe or summarise certain provisions of laws of Malaysia referred to therein, based on the assumption of facts and subject to the limitations set forth therein, are true and accurate in all material respects.

5. Qualifications

5.1 The foregoing opinions are subject to the following qualifications:

(a) We are a law firm in Malaysia and are not experts in or qualified to render opinions on the laws and regulations of jurisdictions other than that of Malaysia. Accordingly, we have in the foregoing expressed our opinion only as to the laws of Malaysia in force on the date hereof. We do not express any opinion on tax and accounting related matters.

(b) We express no opinion in relation to the commercial merits of any of the documents or the corporate benefit to any party and the consequences which Malaysian law may attach to any deficiency of such merits or benefit.

(c) Our opinions herein are based on the description of the business activities and operations of CytoMed Malaysia as at the Cut-Off Date and our opinion does not extend to any future business activities or operations of CytoMed Malaysia which are in addition to or a variation on the business activities or operations as currently conducted by CytoMed Malaysia.

(d) This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

(e) Where we have expressed an opinion as to the enforceability of any obligation of any person, that opinion is subject to and may be affected by:

(i) prescription or lapse of time or statutes of limitation;

(ii) applicable law as relating to bankruptcy and insolvency and other laws of general application affecting the enforcement of creditors' rights; or

(iii) equitable principles limiting the right to obtain discretionary remedies (including injunctions and specific performance) or requiring that any person act with reasonableness and in good faith.

(f) If any obligation is to be performed in a jurisdiction outside of Malaysia, it may not be enforceable in Malaysia to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction and a court in Malaysia may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

5.2 We assume no obligation to advise you of any change in law subsequent to the delivery of this Opinion which may have an effect on the opinions rendered herein. This Opinion is made on the abovementioned date and is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this Opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Documents, except as expressly confirmed herein.

5.3 This Opinion is given only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this Opinion may not be appropriate or sufficient for such person(s)' purposes, and is strictly limited to the matters stated in this Opinion and is not to be read as extending by implication to any other matter, or otherwise including, but without limitation, any other matter signed in connection with the Offering. Further, save for the use of this Opinion as an exhibit to the Registration Statement, this Opinion is not to be transmitted or disclosed to, or relied upon by, any other person, nor is it to be used or relied upon for any other purpose, or quoted or referred to in any public document or filed with any governmental or other authorities, without our prior written consent.

Zaid Ibrahim & Co
In association with KPMG Law

Yours faithfully
Zaid Ibrahim & Co (in association with KPMG Law)

Stephanie Choong
Partner
stephanieswchoong@ziclegal.com